Exhibit 99.1

China Automotive Systems Reports a 91.7% Increase
in Diluted Net Income Per Share in Fiscal Year 2022

-     Electric Power Steering (“EPS”) Sales Increased by 35.6% in 2022 -

WUHAN, China, March 30, 2023-- China Automotive Systems, Inc. (NASDAQ: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the fourth quarter and the audited results for the fiscal year ended December 31, 2022.

Fourth Quarter 2022 Highlights

•	Net sales were $128.8 million

•	Gross profit increased by 26.9% to $25.0 million from $19.7 million. Gross margin increased to 19.4% from 14.2% in the fourth quarter of 2021

•	Loss from operations was $2.6 million, compared to income from operations of $0.6 million in the fourth quarter of 2021

•	Net income attributable to parent company's common shareholders was approximately $4.3 million, or diluted net income per share of $0.14, compared to net income of $5.0 million, or diluted income per share of $0.16 in the fourth quarter of 2021.

Fiscal Year 2022 Highlights

•	Net sales increased by 6.3% to $529.6 million compared to $498.0 million in 2021

•	Gross profit increased by 15.7% to $83.4 million compared to $72.1 million in 2021. Gross margin increased to 15.7% from 14.5% in 2021

•	Operating income increased by 45.5% to $8.0 million compared to $5.5 million in 2021

•	Diluted net income per share increased by 91.7% to $0.69 in 2022 compared to $0.36 in 2021

•	Total cash and cash equivalents, pledged cash and short-term investments were $171.8 million at year end

•	Net cash flow provided by operating activities was $48.0 million compared to $28.3 million in 2021.

Mr. Qizhou Wu, Chief Executive Officer of CAAS, commented, “The Chinese economy continued to grow slowly with 2.9% year-over-year growth in the fourth quarter of 2022 and 3.0% growth for the full year, down significantly from the 8.4% growth in 2021. COVID-related lockdowns and travel restrictions in China resulted in supply chain disruptions and slowed automobile sales growth in 2022. According to the China Association of Automobile Manufacturers, overall sales of automobiles in China declined by 3.3% year-over-year in the fourth quarter of 2022 and increased by only 2.1% year-over-year for 2022.”

“Despite all the challenges, we continued to grow our top and bottom lines in 2022. Our sales in the domestic Chinese passenger market improved and revenue from North America was steady. Sales to Chery Automobile and our Brazilian operations achieved over 50% year-over year sales growth in 2022. Additionally our EPS revenue increased 35.6% year-over-year in 2022.”

“Investment in research and development was 28.0% higher as we increased product development for the New Energy Vehicle (“NEV”) market and autonomous driving programs, such as our expanded relationship with BYD Auto for new customized EPS products and our ongoing collaboration with Sentient AB in Sweden.”

“We are cautiously optimistic that recent government policy changes in 2023, which greatly removed COVID-19 lockdowns and travel restrictions, will be a catalyst to boost the business environment in China,” Mr. Wu concluded.

Mr. Jie Li, Chief Financial Officer of CAAS, commented, “Our margin continued to improve throughout the year. We maintained our financial strength as total cash and cash equivalents, pledged cash and short-term investments increased to $171.8 million, or approximately $5.69 per share at year end. We enhanced our profitability and generated strong free cashflow in 2022. We repurchased 666,074 common shares in 2022.”

Fourth Quarter of 2022

In the fourth quarter of 2022, net sales decreased by 7.2% to $128.8 million compared to $138.8 million in the same quarter of 2021. The net sales decrease was mainly due to a change in the product mix and lower demand for passenger automobiles and commercial vehicles in the fourth quarter of 2022 compared to the fourth quarter of 2021.

Gross profit increased by 26.9% to $25.0 million in the fourth quarter of 2022, compared to $19.7 million in the fourth quarter of 2021. Gross margin in the fourth quarter of 2022 was 19.4% compared to 14.2% in the fourth quarter of 2021, primarily due to a change in product mix.

Selling expenses were $4.6 million in the fourth quarter of 2022, compared to $3.4 million in the fourth quarter of 2021. Selling expenses represented 3.6% of net sales in the fourth quarter of 2022, compared to 2.4% in the fourth quarter of 2021.

General and administrative expenses ("G&A expenses") were $10.8 million in the fourth quarter of 2022, compared to $7.6 million in the same period in 2021. G&A expenses represented 8.4% of net sales in the fourth quarter of 2022, compared to 5.5% of net sales in the fourth quarter of 2021, which was mainly due to the increase of provision of allowance for doubtful accounts.

Research and development expenses ("R&D expenses") were $10.6 million in the fourth quarter of 2022, compared to $9.9 million in the fourth quarter of 2021. R&D expenses represented 8.2% of net sales in the fourth quarter of 2022, compared to 7.1% in the fourth quarter of 2021, mainly due to an increase in salaries and wages as a result of the increased R&D activities for new projects.

Loss from operations was $2.6 million in the fourth quarter of 2022, compared to income from operations of $0.6 million in the fourth quarter of 2021.

Interest expense was $0.3 million in the fourth quarter of 2022, compared to $0.5 million in the fourth quarter of 2021.

Financial income was $1.4 million in the fourth quarter of 2022 due to exchange fluctuations of the U.S. dollar to the Chinese RMB and the Brazilian Real, compared to financial expense of $1.5 million in the fourth quarter of 2021.

Loss before income tax expenses and equity in earnings of affiliated companies was $2.7 million in the fourth quarter of 2022, compared to a loss of $0.4 million in the fourth quarter of 2021.

Income tax benefit was $1.9 million in the fourth quarter of 2022, compared to an income tax expense of $0.7 million in the fourth quarter of 2021, mainly due to the loss before income tax expenses and equity in earnings of affiliated companies in the fourth quarter of 2022.

Net income attributable to parent company's common shareholders was $4.3 million in the fourth quarter of 2022 compared to net income attributable to parent company's common shareholders of $5.0 million in the fourth quarter of 2021. Diluted income per share was $0.14 in the fourth quarter of 2022, compared to diluted income per share of $0.16 in the fourth quarter of 2021.

The weighted average number of diluted common shares outstanding was 30,229,987 in the fourth quarter of 2022, compared to 30,853,822 in the fourth quarter of 2021.

Fiscal Year 2022

Net sales increased by 6.3% year-over-year to $529.6 million in 2022, compared to $498.0 million in 2021. This increase was mainly due to higher sales of passenger vehicles in China, with sales to Chery Automobile up 54.5% year-over-year and total sales of electric power steering (“EPS”) systems increased by 35.6% year-over-year. EPS sales represented 29.5% of total revenue in 2022 compared to 23.2% in 2021. Net sales of vehicle steering systems to the Company’s North American customers was approximately the same in 2022, but Brazil Henglong’s net sales grew by 54.1% year-over-year to $39.3 million.

Gross profit in 2022 increased by 15.7% year-over-year to $83.4 million, compared to $72.1 million in 2021. The gross margin increased to 15.7% from 14.5% in 2021 mainly due to changes in the product mix.

Gain on other sales in 2022 decreased to $3.7 million, compared to $4.4 million in 2021.

Selling expenses declined by 7.7% year-over-year to $16.9 million in 2022, compared to $18.3 million in 2021, mainly due to lower transportation expenses. Selling expenses represented 3.2% of net sales in 2022, compared to 3.7% in 2021.

G&A expenses increased by 7.0% year-over-year to $26.1 million in 2022, compared to $24.4 million in 2021. G&A expenses represented 4.9% of net sales in 2022, compared to 4.9% of net sales in 2021.

R&D expenses were $36.1 million in 2022, compared to $28.2 million in 2021. The increase was primarily due to higher investment in EPS products and other new products. R&D expenses were 6.8% of net sales in 2022, compared to 5.7% of net sales in 2021.

Operating income increased by 45.5% year-over-year to $8.0 million in 2022, compared to $5.5 million in 2021. The increase in operating income was mainly due to higher gross profit.

Interest expense was $1.5 million in 2022, consistent with the $1.4 million in 2021.

Net financial income was $10.8 million in 2022, compared to net financial expense of $2.4 million in 2021, primarily due to an increase in foreign exchange gains as the U.S. dollar fluctuated against the Chinese RMB and Brazilian Real.

Income before income tax expenses and equity in earnings of affiliated companies was $23.0 million, compared to $8.4 million in fiscal year 2021. The change was primarily due to higher operating income and net financial income in 2022.

Income tax expense was $3.1 million in 2022, compared to $4.0 million in 2021.

Net income attributable to parent company's common shareholders was $21.2 million in 2022, compared to net income attributable to parent company's common shareholders of $11.1 million in 2021. Diluted net income per share increased by 91.7% year-over-year to $0.69 in 2022 compared to $0.36 in 2021.

The weighted average number of diluted common shares outstanding was 30,641,274 in 2022 compared to 30,855,431 in 2021.

Balance Sheet

As of December 31, 2022, total cash and cash equivalents, pledged cash and short-term investments were $171.8 million. Total accounts receivable including notes receivable were $224.3 million. Accounts payable including notes payable were $235.1 million and short-term bank loans were $45.7 million. Total parent company stockholders' equity was $311.7 million as of December 31, 2022, compared to $321.0 million as of December 31, 2021. Net cash flow from operating activities was $48.0 million in 2022, compared to $28.3 million in 2021. Cash paid to acquire property, plant and equipment and land use rights was $20.3 million in 2022, compared to $9.3 million in 2021.

Business Outlook

Management provides revenue guidance for the fiscal year 2023 of $560.0 million. This target is based on the Company's current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on March 30, 2023 at 8:00 A.M. EDT/8:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management's presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call with pin 775394:

Phone Number: +1-888-506-0062 (North America)

Phone Number: +1-973-528-0011 (International)

Mainland China Toll Free: +86-400-120-3199

A replay of the call will be available on the Company’s website under the investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through ten Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 6 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Fiat Chrysler Automobiles (FCA) and Ford Motor Company in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 30, 2023, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. Any of these factors and other factors beyond our control, could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations. A prolonged disruption or any further unforeseen delay in our operations of the manufacturing, delivery and assembly process within any of our production facilities could continue to result in delays in the shipment of products to our customers, increased costs and reduced revenue. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

Tel: +1-212-510-8922

Email: Kevin@awakenlab.com

-Tables Follow –

China Automotive Systems, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands of USD, except share and per share amounts)

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$121,216	$131,695
Pledged cash	37,735	27,804
Short-term investments	12,861	1,756
Accounts and notes receivable, net - unrelated parties (Allowance for credit losses of $14,359 and $11,961, respectively)	214,308	195,729
Accounts and notes receivable, net - related parties (Allowance for credit losses of $1,763 and $898, respectively)	10,016	14,607
Advance payments and others, net - unrelated parties (Allowance for credit losses of $115 and $55, respectively)	10,907	12,696
Advance payments and others - related parties	1,439	600
Inventories	112,236	116,493
Total current assets	520,718	501,380
Non-current assets:
Property, plant and equipment, net	106,606	127,721
Land use rights, net	9,555	10,732
Intangible assets, net	1,273	1,812
Operating lease assets	477	138
Long-term time deposits	-	8,135
Other receivables, net (Allowance for credit losses of nil and $50, respectively)	46	358
Advance payment for property, plant and equipment - unrelated parties	6,331	2,284
Advance payment for property, plant and equipment - related parties	1,884	810
Long-term investments	59,810	36,966
Deferred tax assets	7,652	10,114
Other non-current assets	-	16,312
Total assets	$714,352	$716,762

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	$45,671	$47,592
Accounts and notes payable - unrelated parties	218,412	214,590
Accounts and notes payable - related parties	16,695	13,464
Customer deposits	5,654	2,400
Accrued payroll and related costs	11,628	10,984
Accrued expenses and other payables	48,311	50,332
Taxes payable	17,598	12,326
Operating lease liabilities - current portion	226	128
Total current liabilities	364,195	351,816
Long-term liabilities:
Advances payable	2,144	2,028
Operating lease liabilities - non-current portion	255	22
Long-term loans	528	—
Deferred tax liabilities	4,010	4,380
Long-term taxes payable	15,805	21,075

Total liabilities	386,937	379,321
Commitments and Contingencies

Mezzanine equity:
Redeemable non-controlling interests	582	553

Stockholders’ Equity
Common stock, $0.0001 par value - Authorized - 80,000,000 shares issued – 32,338,302 and 32,338,302 shares at December 31, 2022 and 2021, respectively	3	3
Additional paid-in capital	63,731	63,731
Retained earnings
Appropriated	11,851	11,481
Unappropriated	247,174	226,363
Accumulated other comprehensive income	(3,413)	24,717
Treasury stock – 2,152,600 and 1,486,526 shares at December 31, 2022 and 2021, respectively	(7,695)	(5,261)
Total parent company stockholders’ equity	311,651	321,034
Non-controlling interests	15,182	15,854
Total stockholders’ equity	326, 833	336,888
Total liabilities, mezzanine equity and stockholders’ equity	714,352	$716,762

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Income or Loss

(In thousands of USD, except share and per share amounts)

	Year Ended December 31,
	2022	2021
Net product sales ($44,282 and $65,131 sold to related parties for the years ended December 31, 2022 and 2021)	$529,551	$497,993
Cost of products sold ($28,810 and $31,580 purchased from related parties for the years ended December 31, 2022 and 2021)	446,157	425,914
Gross profit	83,394	72,079
Net gain on other sales	3,696	4,368
Operating expenses:
Selling expenses	16,910	18,278
General and administrative expenses	26,120	24,423
Research and development expenses	36,109	28,228
Total operating expenses	79,139	70,929
Operating income	7,951	5,518
Other income, net	5,782	6,668
Interest expense	(1,450)	(1,437)
Financial income/(expense), net	10,753	(2,350)
Income before income tax expenses and equity in earnings of affiliated companies	23,036	8,399
Less: Income taxes	3,082	4,004
Add: Equity in earnings of affiliated companies	2,389	6,331
Net income	22,343	10,726
Net income/(loss) attributable to non-controlling interest	1,132	(352)
Accretion to redemption value of redeemable non-controlling interests	(30)	(28)
Net income attributable to parent company’s common shareholders	21,181	11,050

Net income attributable to parent company’s common shareholders per share -
Basic	$0.69	$0.36

Diluted	$0.69	$0.36

Weighted average number of common shares outstanding -
Basic	30,639,102	30,851,776
Diluted	30,641,274	30,855,431

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income or Loss

(In thousands of USD unless otherwise indicated)

	Year Ended December 31,
	2022	2021
Net income	22,343	10,726
Other comprehensive income:
Foreign currency translation (loss)/gain	(29,934)	7,784
Comprehensive (loss)/income	(7,591)	18,510
Comprehensive (loss)/income attributable to non-controlling interest	(672)	128
Accretion to redemption value of redeemable non-controlling interest	(30)	(28)
Comprehensive (loss)/income attributable to parent company	$(6,949)	$18,354

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(In thousands of USD, except share and per share amounts)

	2022	2021
Common Stock
Balance at January 1, 2022 and 2021 – 32,338,302 and 32,338,302 shares, respectively	$3	$3
Balance at December 31, 2022 and 2021 – 32,338,302 and 32,338,302 shares, respectively	$3	$3

Additional Paid-in Capital
Balance at January 1	$63,731	$64,273
Share-based compensation	—	88
Acquisition of the non-controlling interest in Wuhu	—	(630)
Balance at December 31	$63,731	$63,731

Retained Earnings - Appropriated
Balance at January 1	$11,481	$11,303
Appropriation of retained earnings	370	178
Balance at December 31	$11,851	$11,481

Unappropriated
Balance at January 1	$226,363	$215,491
Net income attributable to parent company	21,211	11,078
Accretion of redeemable non-controlling interests	(30)	(28)
Appropriation of retained earnings	(370)	(178)
Balance at December 31	$247,174	$226,363

Accumulated Other Comprehensive (Loss)/Income
Balance at January 1	$24,717	$17,413
Net foreign currency translation adjustment attributable to parent company	(28,130)	7,304
Balance at December 31	$(3,413)	$24,717

Treasury Stock
Balance at January 1, 2022 and 2021 – 1,486,526 and 1,486,526 shares, respectively	$(5,261)	$(5,261)
Repurchase of common stock in 2022 and 2021 – 666,074 and nil shares, respectively	(2,434)	—
Balance at December 31, 2022 and 2021 – 2,152,600 and 1,486,526 shares, respectively	$(7,695)	$(5,261)

Total parent company stockholders’ equity	$311,651	$321,034

Non-controlling Interest
Balance at January 1	$15,854	$16,170
Net foreign currency translation adjustment attributable to non-controlling interest	(1,804)	480
Net income/(loss) attributable to non-controlling interest	1,132	(352)
Acquisition of the non-controlling interest in Wuhu	—	(444)
Balance at December 31	$15,182	$15,854

Total stockholders' equity	$326,833	$336,888

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income	$22,343	$10,726
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	—	88
Depreciation and amortization	25,173	27,113
Deferred income taxes	1.243	4,020
Allowance for credit losses	4.404	2,738
Impairment loss on prepayment for investment in Hefei Senye	2,676	-
Equity in earnings of affiliates	(2,389)	(6,331)
Government subsidy reclassified from advances payable	—	(1,253)
Loss on disposal of fixed assets	58	389
(Increase)/decrease in:
Accounts and notes receivable	(36,935)	26,560
Advance payments and others	(41)	1,439
Inventories	(5,368)	(25,684)
Increase/(decrease) in:
Accounts and notes payable	27,271	(2,801)
Customer deposits	3,580	870
Accrued payroll and related costs	1,628	(2,721)
Accrued expenses and other payables	1,158	(4,081)
Taxes payable	2,925	(4,501)
Advances payable	297	1,700
Net cash provided by operating activities	48,023	28,271

Cash flows from investing activities:
Purchase of short-term investments and long-term time deposits	(80,244)	(63,478)
Proceeds from maturities of short-term investments	75,144	69,351
Decrease/(increase) in demand loans and employee housing loans included in other receivables	292	(171)
Loan to a related party	(146)	—
Repayment of loan from a related party	—	154
Cash received from property, plant and equipment sales	1,514	150
Cash paid to acquire property, plant and equipment (including $3,445 and $1,965 paid to related parties for the years ended December 31, 2022 and 2021, respectively)	(20,296)	(9,260)
Cash paid to acquire intangible assets	(188)	(642)
Cash received from long-term investment	3,986	20,621
Investment under equity method	(12,802)	(308)
Cash prepaid for investment under equity method	—	(13,454)
Net cash provided by/(used in) investing activities	(32,740)	2,963

Cash flows from financing activities:
Proceeds from bank loans	51,898	53,209
Repayment of bank loans and government loans	(49,917)	(50,803)
Repurchase of common shares	(2,434)	—
Repayments of the borrowing under sale and leaseback transaction	(1,130)	(4,450)
Acquisition of non-controlling interest	—	(1,075)
Net cash used in financing activities	(1,583)	(3,119)

Cash and cash equivalents affected by foreign currency	(14,248)	3,323
Net increase in cash and cash equivalents	(548)	31,438
Cash, cash equivalents and pledged cash at beginning of year	159,499	128,061
Cash, cash equivalents and pledged cash at end of year	$158,951	$159,499

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (continued)

(In thousands of USD unless otherwise indicated)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

	Year Ended December 31,
	2022	2021
Cash paid for interest	$1,492	$1,843
Cash paid for income taxes	$4,044	$3,398

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:

Non-cash investing activities:

	Year Ended December 31,
	2022	2021
Property, plant and equipment recorded during the year which previously were advance payments	$2,473	$8,543
Change in accounts payable for acquiring property, plant and equipment	$985	$1,510

	Year Ended December 31,
	2022	2021
Supplemental disclosure of acquisition of operating lease assets	477	$—